Exhibit 10.1

RESTRUCTURING AGREEMENT

BY AND AMONG

APPLIED EXTRUSION TECHNOLOGIES, INC.,

APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.,

APPLIED EXTRUSION TECHNOLOGIES LIMITED

- AND -

THE PARTICIPATING HOLDERS

AUGUST 24, 2004

TABLE OF CONTENTS

Agreement to Complete the Financial Restructuring

Forbearance

Restructuring

Preparation of Restructuring Documents

Related Undertakings

Conduct of Business Prior to the Effective Date

Effectiveness

Termination of this Agreement

Representations and Warranties

Restriction on Transfer

Public Disclosures

Governing Law; Jurisdiction

Specific Performance

Reservation of Rights

Fees and Expenses

Successors and Assigns

Notice

Counterparts

No Third-Party Beneficiaries

No Solicitation

Further Acquisition of Notes

Amendments

Indemnification

Further Assurances

Headings

Several Obligations

Entire Agreement

Additional Participating Holders

RESTRUCTURING AGREEMENT

RESTRUCTURING AGREEMENT (this “Agreement”), dated as of August 24, 2004, by and among Applied Extrusion Technologies, Inc., a Delaware corporation (“AET”), Applied Extrusion Technologies, Inc. (Canada), a Delaware corporation (“AET Canada” and together, with AET, the “Company”), Applied Extrusion Technologies Limited (“AET/UK”), each of the entities set forth on Schedule 1 hereto, which  entities are either beneficial owners of AET’s 10-3/4% Senior Notes due 2011 (collectively, the “Notes”) or investment managers or advisers acting on behalf of certain beneficial holders (the entities set forth on Schedule 1, the “Ad Hoc Committee”) and each of the entities set forth on Schedule 2 hereto, which entities are either beneficial owners of AET’s Notes or investment managers or advisers acting on behalf of certain beneficial owners of AET’s Notes (together, with the Ad Hoc Committee, the “Participating Holders”);

WHEREAS, the Company and the Holder Representative (as that term is defined below) have engaged in negotiations with the objective of reaching an agreement with regard to a financial restructuring of the Company, including the indebtedness outstanding under the Notes;

WHEREAS, the Company and the Participating Holders now desire to implement a financial restructuring of the Company on the terms and conditions set forth in the term sheet (the “Term Sheet”) attached hereto as Exhibit A;

WHEREAS, in order to implement the restructuring, the Company has agreed, on the terms and conditions set forth in this Agreement, to use its commercially reasonable best efforts to (i) cause votes with respect to a Reorganization Plan (as that term is defined below) to be solicited prior to commencing “pre-packaged” cases for AET and AET Canada (collectively, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code”) and (ii) seek confirmation of the Reorganization Plan by the Bankruptcy Court (as that term is defined below), provided that the conditions set forth herein are satisfied (consummation of the Reorganization Plan in the Chapter 11 Case in accordance with the Term Sheet and the terms herein being the “Financial Restructuring”); and

WHEREAS, to expedite and ensure the implementation of the Financial Restructuring, each of the Participating Holders is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, if and when solicited to do so in accordance with applicable law, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Reorganization Plan in the Solicitation (as defined below) in advance of the Chapter 11 Case.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Company, AET/UK and each Participating Holder hereby agree as follows:

1.                                       Agreement to Complete the Financial Restructuring.  Subject to the terms and conditions of this Agreement, the Company will use its commercially reasonable best efforts to effectuate the Financial Restructuring through the Chapter 11 Case.  Specifically:

(a)                                  The Company will commence a solicitation (in accordance with the Term Sheet and with applicable securities laws) of all of the beneficial holders of the Notes to vote to accept the Reorganization Plan (the “Solicitation”) on or before the fortieth (40th) day from the date hereof (the date on which the mailing of the Solicitation Package (as that term is defined below) is commenced is the “Solicitation Commencement Date”) and, in conjunction therewith, deliver to each such holder, the (i) Disclosure Statement (as that term is defined below), including all schedules and exhibits thereto, (ii) Reorganization Plan (as that term is defined below), including all schedules and exhibits thereto, (iii) ballots to vote to accept or reject the Reorganization Plan and (iv) other documents or materials that the Holder Representative (as that term is defined below) reasonably requests be delivered in connection with the Solicitation (all such documents the “Solicitation Package”); provided however, that the Company shall not be liable for a failure to satisfy the time periods set forth in this section 1(a) and/or in section 1(b) below, respectively, if such failure results from an act or omission of a party other than the Company, AET/UK, and/or any of their respective officers, employees, agents, advisors or other representatives.(1)

(b)                                 If votes accepting the Reorganization Plan have been received from holders constituting (A) a majority in interest of holders of the Notes that voted to accept or reject the Reorganization Plan in the Large Noteholder Class(2) and (B) at least two thirds of the aggregate outstanding principal amount of the Notes held by all holders that voted to accept or reject the Reorganization Plan in the Large Noteholder Class, on or before the Solicitation Expiration Date, then the Company shall file with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy

(1)                                  The Company may, at its discretion, and concurrently (but only concurrently) with the distribution of the Solicitation Package to the holders of the Notes, distribute to holders of the Company’s common stock (for informational purposes only) the (i) Disclosure Statement, including all schedules and exhibits thereto, (ii) the Reorganization Plan, including all schedules and exhibits thereto and (iii) other documents or materials that the Holder Representative reasonably requests be delivered to such holders of common stock; provided, however, that the Company shall not under any circumstance solicit the vote of any of the holders of its common stock with respect to the Financial Restructuring or the Reorganization Plan.

(2)                                  As set forth in the Term Sheet, the Large Noteholders Class shall be comprised of all holders of Notes that hold at least $500,000 in allowed noteholder claims and who shall receive, in exchange for their allowed noteholder claims, New Notes and New Common Stock (as each of those terms is defined in the Term Sheet).

Court”) within thirty five (35) days of the Solicitation Commencement Date:

(i)                                     Petitions for relief under chapter 11 of the Bankruptcy Code for each of  AET and AET Canada;

(ii)                                  The First Day Pleadings (as defined below);

(iii)                               The DIP Facility Motion (as defined below);

(iv)                              The Confirmation Motion (as defined below); and

(v)                                 Any other motions, pleadings, papers or documents that the Holder Representative reasonably requests (in a manner that is consistent with the terms and conditions of this Agreement and the Term Sheet) the Company to file.

2.                                       Forbearance.  Subject to the terms and conditions of this Agreement, for a period (the “Forbearance Period”) commencing on the date hereof and ending on the termination of this Agreement, each of the Participating Holders hereby agrees to forbear from the exercise of any rights or remedies it may have under the indenture pursuant to which the Notes were issued (the “Indenture”), applicable law or otherwise with respect to any default or event of default existing as of the date hereof under the Indenture and any future defaults or events of default under the Indenture to the extent that such future defaults or events of default (or any act, omission, event and/or occurrence underlying any such future default or event of default) do not constitute a Material Adverse Effect (as that term is defined below).

3.                                       Restructuring.  For so long as each of the following conditions is met:

(a)                                  The terms and conditions of the Restructuring Documents (as defined below) shall either be those set forth in the Term Sheet or otherwise accepted in writing by the Participating Holders and/or the Holder Representative (as required by Sections 4(a)(i)-(vii)) and the Company, and

(b)                                 This Agreement shall not have been terminated,

then each Participating Holder shall

(i)                                     When properly solicited to do so pursuant to the Solicitation Package (which Solicitation Package shall comply with applicable law), vote to accept the Reorganization Plan; and

(ii)                                  Refrain from supporting any other proposed plan of reorganization for the Company, if any, or from objecting to or otherwise commencing any proceeding to oppose the Financial Restructuring or taking any action that is materially inconsistent with or that would unreasonably delay or impede the Financial Restructuring.

4.                                       Preparation of Restructuring Documents.

(a)                                  In order to effectuate the Financial Restructuring, the Company shall instruct its counsel to prepare on a timeline agreed upon by the Company and the Holder Representative, for the review and approval of the Holder Representative, the following:

(i)                                     A voluntary petition for relief under chapter 11 of the Bankruptcy Code for each of AET and AET Canada in forms agreed upon by the Holder Representative and the Company;

(ii)                                  A disclosure statement for AET and AET Canada (the “Disclosure Statement”) that complies with section 1125(b)(1) and section 1125(b)(2) of the Bankruptcy Code in a form agreed upon by the Holder Representative and the Company;

(iii)                               A plan of reorganization for AET and AET Canada incorporating the terms and conditions set forth in the Term Sheet and such other terms and conditions agreed upon by the Company and the Participating Holders (with such agreement of the Participating Holders to be communicated to the Company’s counsel (the “Company Counsel”) by the Holder Representative) (the “Reorganization Plan”);

(iv)                              A motion seeking, inter alia, entry of an order scheduling hearings to (i) confirm the Reorganization Plan, (ii) find that the Disclosure Statement complied with section 1126(b)(1) of the Bankruptcy Code and section 1126(b)(2) of the Bankruptcy Code and approve the solicitation procedures and (iii) establish deadlines and procedures for filing objections to confirmation of the Reorganization Plan, the Disclosure Statement and the solicitation procedures (the “Confirmation Motion”) in a form agreed upon by the Holder Representative and the Company;

(v)                                 All agreements and documentation in respect of a debtor in possession credit facility (“DIP Facility”) to provide financing during the pendency of the Chapter 11 Case on terms and subject to the conditions acceptable to the Company and the Participating Holders (with such acceptance of the Participating Holders to be communicated to the Company Counsel by the Holder Representative);

(vi)                              A motion seeking entry of an order authorizing the Company to enter into the DIP Facility (the “DIP Facility Motion”) in a form agreed upon by the Holder Representative and the Company;  and

(vii)                           All first day pleadings (“First Day Pleadings”) and such other schedules, motions, pleadings and other papers and documentation necessary or, in each case as reasonably requested by the Holder

Representative, in connection with the Chapter 11 Case and the timely pursuit and achievement of confirmation of the Reorganization Plan, all in a form agreed upon by the Holder Representative and the Company.

(b)                                 All documents and instruments prepared in connection with the Financial Restructuring (including the documents and instruments set forth in section 4(a) above), together with any and all documents and instruments prepared in connection with the Reorganization Plan and/or the Chapter 11 Case, are referred to collectively herein as the “Restructuring Documents.”  The parties hereto shall coordinate with one another in good faith in the preparation and negotiation of the Restructuring Documents, and all Restructuring Documents shall be in form and substance satisfactory to the Participating Holders and/or the Holder Representative (as required by Sections 4(a)(i)-(vii), as the case may be) and the Company.  Without limiting the generality of the foregoing the Company will consult with the Holder Representative with respect to the timing of the filing of all Restructuring Documents prior to filing any such document.

5.                                       Related Undertakings.  Until such time as this Agreement has been terminated in accordance with its terms, no Participating Holder shall vote for or support any other chapter 11 plan in respect of AET and/or AET Canada; provided, that no Participating Holder shall be barred from taking any action with respect to such matter, if such action is not inconsistent with the Financial Restructuring and the terms and conditions of this Agreement; and, provided, further, that nothing in this Agreement shall be deemed to prevent any Participating Holder from taking, or failing to take, any action that it is obligated to take (or not to take) in the performance of any fiduciary duty that such Participating Holder owes to any other person or entity it being understood that any actions taken by a Participating Holder in accordance with the above shall not result in any liability whatsoever to such Participating Holder.

6.                                       Conduct of Business.  AET, AET Canada and AET/UK each agree to comply with the following covenants at all times prior to the termination of this Agreement, unless otherwise agreed in writing by the Participating Holders:

(a)                                  AET, AET Canada and AET/UK each shall not (i) directly or indirectly engage in, agree to or consummate any transaction outside the ordinary course of its business (other than the Financial Restructuring) or (ii) enter into any transaction or perform any act which would constitute any breach by it of any of its representations, warranties, covenants or obligations hereunder;

(b)                                 AET and AET Canada and AET/UK each shall each maintain their corporate existence and qualification in good standing under the laws of each state or other jurisdiction in which it is organized or required to be qualified to do business, respectively; and

(c)                                  AET, AET Canada and AET/UK each shall promptly, and in any event within two (2) business days after receipt or knowledge of the same by any of AET, AET Canada or AET/UK, notify the Holder Representative of any governmental or third party notices, complaints, investigations, hearings, orders, decrees or judgments (or communications indicating that any of the foregoing may be contemplated or threatened) which could reasonably be anticipated to (i) have a Material Adverse Effect or (ii) prevent or delay the timely consummation of the Financial Restructuring.

7.                                       Effectiveness.  This Agreement shall become operative when it has been executed by (i) the Company, (ii) AET/UK and (iii) Participating Holders that hold, in the aggregate, at least sixty six and two thirds percent (66-2/3%) of the aggregate outstanding principal amount of the Notes (collectively, the parties set forth in (i), (ii) and (iii) are the “Effective Date Parties”).  This Agreement shall have no force or effect until it has been executed by the Effective Date Parties.

8.                                       Termination of this Agreement.

(a)                                  This Agreement shall terminate automatically at the earlier of:

 (i) immediately prior to the filing of any voluntary petition for relief under Chapter 11 of the Bankruptcy Code for either AET or AET Canada; and

 (ii) upon the occurrence of any Agreement Termination Event (as defined below), unless, in the case of

(A) Sections 8(b)(i), 8(b)(iii), 8(b)(iv), 8(b)(v), 8(b)(vi), 8(b)(vii), 8(b)(viii), 8(b)(ix), 8(b)(x), 8(b)(xi) 8(b)(xiii), 8(b)(xiv), 8(b)(xvi), 8(b)(xviii) and/or 8(b)(xix) the termination of the Agreement in each such instance is waived in writing by all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (or the acts, omissions or events triggering the occurrence of such Agreement Termination Event are cured to the satisfaction of all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (as evidenced by a writing executed by all of the Participating Holders));

(B) Section 8(b)(ii), the termination of the Agreement is waived in writing by the Company within five days of the occurrence of such Agreement Termination Event (or the acts, omissions or events triggering the occurrence of such Agreement Termination Event are cured to the satisfaction of the Company within five days of the occurrence of such Agreement Termination Event (as evidence by a writing executed by the Company)); or

(C) Sections 8(b)(xii), 8(b)(xv) and/or 8(b)(xvii) the termination is waived in writing by the Company, AET/UK and all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (or the acts, omissions or events triggering the occurrence of such Agreement Termination Event are cured to the satisfaction of the Company, AET/UK and all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (as evidenced by a writing executed by the Company, AET/UK and all of the Participating Holders).

(b)                                 “Agreement Termination Event” shall mean any one or more of the following events or conditions:

(i)                                     Any representation or warranty made by AET, AET Canada and/or AET/UK shall have been untrue in any material respect when made or shall have become untrue in any material respect, or any breach of any covenant or material provision hereof by AET, AET Canada and/or AET/UK shall have occurred;

(ii)                                  Upon the occurrence of a breach by a majority of the Participating Holders (determined by principal amount of Notes held thereby) of their material obligations under this Agreement or if any representation or warranty made hereunder by a majority of the Participating Holders (as so determined) shall have been untrue in any material respect when made or shall have become untrue in any material respect;

(iii)                               If the Solicitation Commencement Date has not occurred within forty (40) days of the date hereof;

(iv)                              If the Solicitation does not expire on 5:00 p.m. (prevailing New York City Time) on the first business day that is on or after the date that is twenty five (25) days after the Solicitation Commencement Date (the “Solicitation Expiration Date”);

(v)                                 If, by the Solicitation Expiration Date, votes accepting the Reorganization Plan have not been received from holders of Notes (A) constituting a majority of the holders of the Notes that voted to accept or reject the Reorganization Plan in the Large Noteholder Class and (B) holding at least two thirds of the face amount of the Notes held by all holders that voted to accept or reject the Reorganization Plan in the Large Noteholder Class;

(vi)                              If, pursuant to the terms of this Agreement, voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (and each of the other pleadings and other documents specified in Section 1(b) herein) for each of AET and AET Canada have not been filed with the Bankruptcy Court within thirty five (35) days of the Solicitation Commencement Date;

(vii)                           Any term or condition of any of the Term Sheet, the Reorganization Plan, the DIP Facility, any exit facility and/or the lender’s commitment for the DIP Facility or any exit facility shall be other than as agreed by all of the Participating Holders (with such disagreement of any of the Participating Holders to have been communicated to Company Counsel by the Holder Representative) and the Company; provided that an immaterial or ministerial change (to which all of the Participating Holders have not agreed (with such disagreement of any of the Participating Holders to have been communicated to Company Counsel by the Holder Representative)) with respect to a term or condition in any of such documents shall not, by itself, give rise to a right to terminate this Agreement under this section 8(b)(vii); provided further, however, that any change to a term or condition of any of the aforementioned documents that can reasonably be expected to have an adverse financial or economic impact upon the Financial Restructuring or the Company and/or AET/UK shall, for all purposes, constitute a material change;

(viii)                        Any term or condition of any of the Restructuring Documents other than those Restructuring Documents specified in 8(b)(vii) above (such Restructuring Documents, the “Section 8 Restructuring Documents”)  shall be other than as agreed by the Holder Representative and the Company; provided that an immaterial or ministerial change (to which the Holder Representative has not agreed) with respect to a term or condition in any Section 8 Restructuring Document shall not, by itself, give rise to a right to terminate this Agreement under this section 8(b)(viii); provided further, however, that any change to a term or condition of any of the Section 8 Restructuring Documents that can reasonably be expected to have an adverse financial or economic impact upon the Financial Restructuring or the Company and/or AET/UK or upon any Section 8 Restructuring Document (or the relief requested thereby) shall, for all purposes, constitute a material change;

(ix)                                There shall have been issued or reinstated any suspension order or similar order by a court or other governmental body of competent jurisdiction that affects or could affect the obligations of the Company with respect to the Notes or this Agreement and (A) such proceeding or order was issued or reinstated at the request or with the acquiescence of the Company or (B) in all other circumstances, if such order is not stayed, reversed or vacated within 30 days after such issuance or reinstatement;

(x)                                   AET, AET Canada and/or AET/UK shall propose, consent to, support or participate in the formulation of any out-of-court restructuring, any chapter 7 or chapter 11 plan or reorganization or liquidation or any other such similar reorganization or liquidation (whether foreign or domestic) in respect of AET, AET Canada and/or AET/UK (other than the Financial Restructuring);

(xi)                                The Company and/or AET/UK shall pay any sum on account of (i) any of the Notes or (ii) any judgment, settlement or compromise in respect of any of the Notes, in each case without the prior written consent of the Participating Holders;

(xii)                             An involuntary bankruptcy case or similar proceeding is initiated (whether in the United States of America or otherwise) against AET, AET Canada and/or AET/UK;

(xiii)                          The terms and conditions of the lender’s commitment under the DIP Facility and/or for any exit facility shall have been amended, terminated or otherwise modified in any manner adverse to the Company, AET/UK and/or any of the Participating Holders, without the prior written consent of the Participating Holders and such consent of the Participating Holders to have been delivered to Company Counsel by the Holder Representative;

(xiv)                         The occurrence of  a Material Adverse Effect;

(xv)                            Upon the written consent of AET, AET Canada, AET/UK and all of the Participating Holders;

(xvi)                         The occurrence of any of the events specified in Sections 501(3), 501(6) and/or 501(7) of the Indenture.

(xvii)                      If a retirement and release agreement consistent with the terms set forth in that certain side letter of even date herewith by and among the Participating Holders and Amin J. Khoury (the “Retirement Agreement”) has not been executed on or before September 10, 2004.

(xviii)                   Notwithstanding anything to the contrary, if any Participating Holder finds, other than the Term Sheet, any of the final forms of the Restructuring Documents or any other documents prepared in connection with or  however related to the Financial Restructuring (including, without limitation, the Retirement Agreement, any stockholders’ agreement, any certificate of incorporation, any bylaws, any document concerning the corporate governance of the Company upon the consummation of the Plan or any document concerning the rights of Company shareholders or debtholders upon the consummation of the Plan) to be inconsistent with the Term Sheet or otherwise unacceptable and such Participating Holder delivers a written notice to such effect to the Company, the

Holder Representative and each of the other Participating Holders at any time prior to the termination of this Agreement.

(xix)                           If the Company fails to deliver to the Holder Representative (X)  by 7:00 a.m. (prevailing New York City Time) on the first business day after Company Counsel’s receipt of the Participating Holders’  signature pages to this Agreement (such time and date the “Press Release Disclosure Deadline”), a certificate (the “Press Release Certificate”) acknowledging that it has publicly disseminated a press release with respect to the Term Sheet in a form agreed upon by Company Counsel and the Holder Representative or (Y) by 8:00 a.m. (prevailing New York City Time) on the first business day after Company Counsel’s receipt of the Participating Holders’  signature pages to this Agreement (such time and date the “8-K Disclosure Deadline”), a certificate (the “8-K Certificate”) acknowledging that it has filed a Form 8-K (to which this Agreement and the Term Sheet are exhibits) with the Commission (as that term is defined below) .(3)

(c)                                  The Company and AET/UK shall immediately advise the Participating Holders in writing of the occurrence of any of the Agreement Termination Events (other than the Agreement Termination Events specified in Sections 8(b)(ii) and 8(b)(xv)) or of any breach of any of the Company’s and/or AET/UK’s representations, warranties, covenants or other obligations.

(d)                                 The Participating Holders shall immediately advise the Company and AET/UK in writing of the occurrence of the Agreement Termination Event specified in Section 8(b)(ii) or of any breach of any of their representations, warranties, covenants or other obligations.

(e)                                  If this Agreement is terminated in accordance with its terms, no party hereto shall have any further obligation or liability hereunder, except that the obligations of the

(3)                                  The parties hereto agree that, in the event that the Company fails to deliver the Press Release Certificate to the Holder Representative by the Press Release Disclosure Deadline, then after the passing of one (1) additional hour, one or more of the Participating Holders may, immediately thereafter, publicly disclose this Agreement and the Term Sheet and, in such event, the Company shall hold any such disclosing Participating Holder harmless and indemnify any such Participating Holder and its accounts in full for any loss occasioned by it or its accounts as a result of any action against or liability attaching to any such Participating Holder or its accounts arising from or in connection with such public disclosure.  Additionally, the parties hereto agree that, in the event that the Company fails to deliver the 8-K Certificate to the Holder Representative by the 8-K Disclosure Deadline, then after the passing of thirty (30) additional minutes, one or more of the Participating Holders may, immediately thereafter, publicly disclose this Agreement and the Term Sheet and, in such event, the Company shall hold any such disclosing Participating Holder harmless and indemnify any such Participating Holder and its accounts in full for any loss occasioned by it or its accounts as a result of any action against or liability attaching to any such Participating Holder or its accounts arising from or in connection with such public disclosure.

Company under Sections 15 and 23 of this Agreement shall survive the termination of this Agreement.  Notwithstanding anything to the contrary herein, no party shall be relieved of any liability for damages resulting from its breach of any representation, warranty, covenant or obligation hereunder that occurred prior to the termination of this Agreement and each of the Participating Holders shall have all rights and remedies available to it under the Indenture, other applicable documents relating to the Notes, applicable law or otherwise with respect to any default or event of default under such Indenture that may have occurred at any time prior to such termination or otherwise.  Notwithstanding anything to the contrary herein, the Participating Holders have not and shall not be deemed to have waived any right, cause of action or other remedy or form of relief (collectively, the “Rights”) that they otherwise may have or may possess with respect to matters governed by this Agreement (including, in particular by Sections 2, 3 and 5) and none of the Rights shall be subject to affirmative defenses based upon principles of waiver, delay, laches, estoppel or other such principles upon their exercise by one or more of the Participating Holders upon the termination of this Agreement.

9.                                       Representations and Warranties.

(a)                                  Representations and Warranties of AET, AET Canada and AET/UK.  Each of  AET, AET Canada and AET/UK represents and warrants, jointly and severally, to each of the other signatories to this Agreement, that the following statements, as applicable to it, are true, correct, and complete as of the date hereof:

(i)                                     It is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  It has all requisite corporate, partnership, or limited liability company, as applicable, power and authority to execute and deliver this Agreement and has duly executed and delivered this Agreement;

(ii)                                  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(iii)                               This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law);

(iv)                              To its knowledge, the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, foreign or other governmental authority or regulatory body;

(v)                                 The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(vi)                              There are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against it or any of its subsidiaries or any of its current or former directors or officers that would give rise to a Material Adverse Effect;

(vii)                           AET has filed with the Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it through the date hereof under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”) (all such documents, as supplemented and amended since the time of filing, collectively, the “AET SEC Documents”).  The AET SEC Documents, including without limitation all financial statements and schedules included in the AET SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any AET SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.  The financial statements of AET included in the AET SEC

Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any AET SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of AET and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.  For purposes of this Section 9(a)(vii), the restatement of the Company’s financial statements for the first, second and third quarters of the fiscal year 2002 and fiscal years 1998 through 2001  shall be deemed to amend and supersede the previously filed financial statements for such periods in all forms, reports, statements and other filings by the Company prior to the date of such restatement, and shall not render any of the Company’s representations and warranties herein with respect to any of the AET SEC Documents untrue, incorrect or incomplete;

(viii)                        Except (i) as and to the extent disclosed or reserved against on the balance sheet of AET at June 30, 2004 included in AET’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2004 or disclosed in that certain press release dated June 16, 2004 or (ii) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by the Company of any of its obligations under this Agreement, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  For purposes herein, “Material Adverse Effect” shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to the business, assets (including intangible assets), properties, condition (financial or otherwise), prospects, or results of operations of AET, AET Canada and AET/UK taken as a whole; provided, however, that the Default or the Event of Default (as each such term is defined in the Indenture) resulting from the non-payment of interest on July 1, 2004 to holders of the Notes shall not, by itself, constitute a Material Adverse Effect;

(ix)                                All material facts relating to the business or condition of AET, AET Canada and/or AET/UK have been disclosed to the Participating Holders or the Holder Representative prior to the date hereof and no representation, warranty or statement contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading; provided however, that no representation or warranty is made with respect to any projections or forecasts provided by the Company to the Participating Holders or the Holder Representative other than that they were prepared in good faith on the basis of reasonable assumptions;

(x)                                   AET/UK does not own, possess, control or have custody over any asset, including without limitation any contract, leasehold, intellectual property, real property or personal property, whether tangible or intangible, of any nature whatsoever, except as set forth on Schedule 3 hereto;

(b)                                 Representations and Warranties of the Participating Holders.

Each of the Participating Holders represents and warrants, severally and not jointly, as to itself only (and not on behalf of any beneficial owner of the Notes unless such Participating Holder is a beneficial owner of Notes (and then only to the extent that it is a beneficial owner of Notes)), to each of the other signatories to this Agreement, that, as of the date hereof:

(i)                                     It is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization.  It has all requisite corporate, partnership, or limited liability company, as applicable, power and authority to execute and deliver this Agreement and has duly executed and delivered this Agreement;

(ii)                                  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(iii)                               To its knowledge, the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action (collectively, the “Actions”) to, with or by, any federal, state, foreign or other governmental authority or regulatory body;(4)

(iv)                              This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law);

(4)                                  This representation and warranty is specifically limited to Actions that may be required prior to and as a condition precedent to the execution of this Agreement and does not cover any Actions that may be required to be taken by one or more of the Participating Holders after the consummation of the Reorganization Plan.

(v)                                 It either (A) is the beneficial owner of the principal amount of the Notes set forth under its name on the signature pages hereof or (B) has investment discretion and voting authority with respect to the principal amount of such Notes and has the power and authority to bind the beneficial owner of such Notes set forth on the signature pages hereof to the terms of this Agreement (in either case, such Notes are “Held Notes”).

10.                                 Restriction on Transfer.  The Participating Holders may sell, transfer, or dispose of any of their Held Notes; provided, however, that the transferee thereof (each such transferee, a “Transferee”) must, as a condition precedent to such sale, transfer or other disposition, either:

 (i) execute a counterpart signature page to this Agreement, in which case it shall be deemed to be a Participating Holder for all purposes herein from and after the date on which such counterpart signature page is executed (provided however, that any Notes held by  Transferee prior to the acquisition by it of any Held Notes shall not be subject to the terms and conditions of this Agreement nor, notwithstanding anything to the contrary herein, shall any such Notes be taken into account for any of the purposes set forth in this Agreement); or

(ii) execute an assumption agreement in substantially the form set forth hereto as Exhibit B, in which case the Transferee (A) shall be bound by the obligations set forth in this Agreement from and after the date on which such assumption agreement is executed (but only with respect to the Held Notes acquired from a Participating Holder in such sale, transfer or disposition and not with respect to any other Notes (whether now held or acquired in the future))(5) and (B) shall not be a Participating Holder for any of the purposes specified herein and shall not be entitled to exercise any of the rights accorded to Participating Holders under the terms hereof.

11.                                 Public Disclosures.  Prior to the issuance of any public disclosures regarding the Financial Restructuring (including this Agreement), the Company shall consult with the Holder Representative as to the form and substance of such public disclosures related to the Financial Restructuring (including this Agreement) or the transactions contemplated hereby.  Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction, the Company shall not disclose (i) any Participating Holder’s identity or (ii) the amount of such Participating Holder’s holdings of Notes, without the prior written consent of such Participating Holder in each case; and, if such announcement or disclosure is so required, the Company shall afford the Participating Holders a reasonable opportunity to seek appropriate protective measures and to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure.  Nothing herein, however, shall preclude the Company (a) from disclosing in the Disclosure Statement the

(5)                                  A Transferee acquiring Held Notes pursuant to this subsection (ii), however, shall not be bound by the terms of the Retirement Agreement and shall not be deemed to be a party to such Retirement Agreement for any purpose.

identities of the Participating Holders (with the specific form of disclosure of identities to be in a form agreed upon by each of the Participating Holders) and the aggregate amount of Notes held by the Participating Holders as a group and (b) attaching an executed copy of this Agreement to a Form 8-K filing and disclosing, in such filing, the identities of the Participating Holders (with the specific form of disclosure of identities to be in a form agreed upon by each of the Participating Holders) and the aggregate amount of Notes held by the Participating Holders as a group (provided that such filing shall not disclose the amount of Notes held by any Participating Holder on an individual basis).

12.                                 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in a federal or state court of competent jurisdiction located in the Borough of Manhattan, New York, New York (the “Chosen Court”) and (A) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (B) waives any objection to laying of venue in any such action or proceeding in the Chosen Court, (C) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party, and (D) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with this Agreement.  Notwithstanding the foregoing consent to the jurisdiction of the Chosen Court, upon the commencement of the Chapter 11 Case, each of the parties hereto hereby agrees that the Bankruptcy Court shall have concurrent jurisdiction of all matters arising out of or in connection with this Agreement.

13.                                 Specific Performance.  It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto (other than a breach by the Company of Section 15 hereof) and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as the exclusive remedy of any such breach without the necessity of showing damages.

14.                                 Reservation of Rights.  Except as otherwise expressly provided in this Agreement, the parties hereto fully reserve any and all of their rights.  Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any of the Participating Holders to protect and preserve any of its rights, remedies and interests, including without limitation its claims against the Company, or its full participation in any bankruptcy case filed by the Company.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

15.                                 Fees and Expenses.

(a)                                  The Company shall pay in full the fees and expenses of the Ad Hoc Committee’s financial and legal advisors and of the indenture trustee for the Notes.  Without limiting the generality of the foregoing, (i) the Company will pay the fees and expenses of Milbank, Tweed Hadley & McCloy, LLP, the Ad Hoc Committee’s counsel (“Milbank”) and Houlihan Lokey

Howard & Zukin, the Ad Hoc Committee’s financial advisors (“Houlihan Lokey” and collectively, with Milbank, the “Holder Representative”), respectively, in accordance with that certain retention agreement by and between the Company and Milbank, dated June 16, 2004 and that certain retention agreement by and between the Company and Houlihan Lokey, dated June 16, 2004, as such agreements may be in effect from time to time; and  (ii) notwithstanding anything to the contrary in either the Milbank or Houlihan Lokey retention agreements, all of the foregoing fees and expenses submitted to the Company prior to the filing by the Company of any petition for relief in the Chapter 11 Case shall be paid in full before any such petition is filed.

(b)                                 Immediately prior to the filing by the Company of any petition for relief in the Chapter 11 Case, the Company shall reimburse and pay in full the actual, reasonable and documented out-of-pocket costs and expenses incurred by each Initial Participating Holder in connection with the negotiation, preparation and documentation of this Agreement, the Term Sheet, the Financial Restructuring and any other matters related to the Financial Restructuring from (and including) June 16, 2004 through the date immediately prior to the filing of such petition; provided further however, that the Company shall not be obligated to pay for the costs and expenses of separate counsel or financial advisors retained by any such Initial Participating Holder.  The Initial Participating Holders shall submit  statements of their costs and expenses to the Company at least two business days prior to the filing by the Company of any petition for relief in the Chapter 11 Case.  For purposes of this section herein, Initial Participating Holder shall mean those Participating Holders set forth on Schedules 1 & 2 hereto.

16.                                 Successors and Assigns.  Subject to Section 10, this Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives.  The agreements, representations and obligations of the Participating Holders under this Agreement are, in all respects, several and not joint.

17.                                 Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, (b) mailed by registered or certified mail, postage prepaid, (c) transmitted by overnight courier, addressed as follows or (d) transmitted by telecopy to the number set forth below (or at such other address and/or number as shall be designated from time to time by any party hereto in the manner provided for in this Section):

If to AET:

Applied Extrusion Technologies, Inc.

15 Read’s Way

New Castle, DE 19720

Attention:  Brian P. Crescenzo

Facsimile:  (302) 326-5667

-with a copy to-

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:  Douglas P. Bartner

Facsimile:  (212) 848-7179

If to AET Canada

Applied Extrusion Technologies (Canada), Inc.

15 Read’s Way

New Castle, DE 19720

Attention:  Brian P. Crescenzo

Facsimile:  (302) 326-5667

-with a copy to-

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:  Douglas P. Bartner

Facsimile:  (212) 848-7179

If to Applied Extrusion Technologies Limited:

Applied Extrusion Technologies Limited

15 Read’s Way

New Castle, DE 19720

Attention:  Brian P. Crescenzo

Facsimile:  (302) 326-5667

-with a copy to-

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:  Douglas P. Bartner

Facsimile:  (212) 848-7179

If to any Participating Holder, then to all of the Participating Holders  at the address and facsimile number specified for each of them on their respective signature pages

-with a copy to-

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York  10005

Attention:  Dennis F. Dunne, Esq.

Facsimile:  212-822-5770

A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a business day; (iii) in the case of overnight courier, upon the first attempted delivery on a business day; or (iv) in the case of a telecopy transmission, on the date sent, as confirmed by written confirmation of receipt.  Notices by the Participating Holders or Ad Hoc Committee may be given by counsel thereto.

18.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart hereof.  Any holder of the Notes may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

19.                                 No Third-Party Beneficiaries.  Unless otherwise expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third-party beneficiary hereof.

20.                                 No Solicitation.  This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Reorganization Plan in the Chapter 11 Case.  Each of the Participating Holders’ votes with respect to the Reorganization Plan will not be solicited until such Participating Holder has received the Solicitation Package.  Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties hereto.

21.                                 Further Acquisition of Notes.  This Agreement shall in no way be construed to preclude any Participating Holder from acquiring additional Notes.  However, any such additional Notes so acquired by a Participating Holder shall automatically be deemed to be subject to the terms of this Agreement.

22.                                 Amendments.  This Agreement may not be modified, amended or supplemented without the prior written consent of all of the parties hereto.

23.                                 Indemnification.  AET and AET Canada jointly and severally agree to indemnify and hold harmless each Participating Holder, each beneficial owner of the Notes and each of their respective officers, directors, members partners, employees, agents, and advisors (including Milbank and Houlihan Lokey) and each of their respective successors and assigns from and against any and all claims, suits, actions, liabilities, and judgments and costs related thereto (including any defense costs associated therewith on an as-incurred basis) arising under or in connection with this Agreement or the transactions contemplated hereby or by the Restructuring Documents or any act or failure to act taken in contemplation, furtherance or connection herewith, except if such claim or liability is determined by a competent court in a final, non-appealable decision to have arisen solely to the extent of such Participating Holder’s willful misconduct or gross negligence.

24.                                 Further Assurances.  Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other parties hereto may reasonably request, in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

25.                                 Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

26.                                 Several Obligations.  All covenants and other obligations of the Participating Holders are several and not joint.

27.                                 Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

28.                                 Additional Participating Holders.  Notwithstanding anything to the contrary, subsequent to the effectiveness of this Agreement, one or more holders of Notes who are not signatories hereto (and who are not transferees of any Held Notes) may, with the consent of all of the Participating Holders and the Company, execute a counterpart signature page to this Agreement and become Participating Holders for all purposes herein from and after the execution of such signature page.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

APPLIED EXTRUSION TECHNOLOGIES, INC.

By:	/s/ David N. Terhune
Name: David N. Terhune
Title: President

APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.

By:	/s/ David N. Terhune
Name: David N. Terhune
Title: President

APPLIED EXTRUSION TECHNOLOGIES LIMITED

By:	/s/ David N. Terhune
Name: David N. Terhune
Title: President

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:

Barclays Bank PLC

By:	/s/ Steven J. Landzberg
Name: Steven J. Landzberg
Title: Director

Face Amount of Notes Held: (set forth in accompanying memorandum).

Contact Information for Notice:

Attention: Damien Miller & Steven J. Landzberg
200 Park Avenue, 5th floor
New York, NY 10166
Facsimile: (212) 412-1706

 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:

DDJ Capital Management, LLC, as investment manager or adviser acting on behalf of certain funds and accounts it manages or advises.

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: Member

Face Amount of Notes Held: (set forth in accompanying memorandum).

Contact Information for Notice:

Attention: Jackson Craig
141 Linden Street
Wellesley, MA 02482
Facsimile: (781) 283-8555

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:

Post Advisory Group, LLC

By:	/s/ Lawrence A. Post
Name: Lawrence A. Post
Title: Chief Investment Officer

Contact Information for Notice:

Attention: Lawrence A. Post
11755 Wilshire Blvd., Ste. 1400
Los Angeles, CA 90025
Facsimile: (310) 996-9669

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:

Silver Point Capital L.P.

By:	/s/ Edward Mule
Name: Edward Mule
Title:

Face Amount of Notes Held: (set forth in accompanying memorandum).

Contact Information for Notice:

Parag Vora
Silver Point Capital
600 Steamboat Road
Greenwich, CT 06830

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDERS:

TCW Shared Opportunity Fund III, L.P.		TCW Shared Opportunity Fund IV, L.P.

Face Amount of Notes Held: (set forth in accompanying memorandum)		Face Amount of Notes Held: (set forth in accompanying memorandum)

By: TCW Asset Management Company, its Investment Adviser		By: TCW Asset Management Company, its Investment Adviser

By:	/s/ Gary Hobart	By:	/s/ Gary Hobart
Name: Gary Hobart		Name: Gary Hobart

By:	/s/ C. Shawn Bookin	By:	/s/ C. Shawn Bookin
Name: C. Shawn Bookin		Name: C. Shawn Bookin

TCW Shared Opportunity Fund IVB, L.P.		TCW/PCG Special Situation Partners, LLC

Face Amount of Notes Held: (set forth in accompanying memorandum)		Face Amount of Notes Held: (set forth in accompanying memorandum)

By: TCW Asset Management Company, its Investment Adviser		By: TCW Asset Management Company, its Investment Adviser

By:	/s/ Gary Hobart	By:	/s/ Gary Hobart
Name: Gary Hobart		Name: Gary Hobart

By:	/s/ C. Shawn Bookin	By:	/s/ C. Shawn Bookin
Name: C. Shawn Bookin		Name: C. Shawn Bookin

Contact Information for Notice:
Attention: Nick Tell
11100 Santa Monica Blvd., Suite 2050
Los Angeles, CA 90025
Facsimile: (310) 235-5965

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:

Xerion Partners I LLC

By:	/s/ Daniel J. Arbess
Name: Daniel J. Arbess
Title:

Face Amount of Notes Held: (set forth in accompanying memorandum).

Contact Information for Notice:

Attention: Daniel J. Arbess
450 Park Avenue, 27th Floor
New York NY 10022
Facsimile: (212) 940-9858

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:

[ ]

By:
Name:
Title:

Contact Information for Notice:

[ ]

Transferor:

[	]	Face Amount of Notes:
[$ ]

Face Amount of Notes:
[$ ]

EXHIBIT A

TERM SHEET FOR PROPOSED RECAPITALIZATION OF

APPLIED EXTRUSION TECHNOLOGIES, INC.

This term sheet is not an offer with respect to any securities or solicitation of acceptances of a chapter 11 plan.  Such offer or solicitation will be made only in compliance with all applicable securities laws and/or provisions of the Bankruptcy Code.  This term sheet is being provided in furtherance of settlement discussions and is entitled to protection pursuant to Fed. R. Evid. 408 and any similar rule of evidence.

Company:	Applied Extrusion Technologies, Inc. (“AET”) and Applied Extrusion Technologies (Canada), Inc. (together with AET, the “Company”).

Transaction Summary:

A recapitalization effected through a prepetition solicitation of all of the beneficial holders (the “Noteholders”) of AET’s 10¾% senior notes (the “Notes”) for a prepackaged plan of reorganization for the Company (the “Plan”) under chapter 11, whereby (i) Noteholders holding at least $500,000 (such Noteholders, the “Large Noteholders”) in Noteholder claims shall receive (on the effective date of the Plan (the “Effective Date”))common stock (the “New Common Stock”) in Reorganized AET (“Reorganized AET”) and new senior notes to be issued by Reorganized AET (the “New Senior Notes”) upon the terms and conditions specified herein and (ii) Noteholders holding less than $500,000 (such Noteholders, the “Small Noteholders”) in Noteholder claims shall receive (on the Effective Date) cash upon the terms and conditions specified herein.  The holders (the “Stockholders”) of existing common stock (the “Old Common Stock”) will receive cash (upon the terms and conditions specified herein) on the Effective Date unless an official committee of equity holders (an “Equity Committee”) is appointed in the Company’s bankruptcy case (the “Case”), in which instance there shall be no recovery for the Stockholders.

Allowed Noteholder Claims:	All Noteholder claims shall be allowed claims.

Large Noteholders Recovery:	100% of New Common Stock 100% of New Senior Notes

Small Noteholders Recovery:	Small Noteholders shall receive, on account of their Noteholder claims, cash in an amount equal to the Cashout Value of the Notes(1) (such cash recovery, the “Small Noteholders Cash Recovery”).

The Small Noteholders Cash Recovery shall be funded by the Participating Holders (as that term is defined in the Restructuring

(1)The “Cashout Value of the Notes” shall be based upon a methodology to be determined.

1

Agreement) who, immediately prior to the occurrence of the Effective Date (but after all other conditions precedent to the occurrence of the Effective Date have been satisfied), shall purchase all of the Noteholder claims of the Small Noteholders in exchange for the Small Noteholders Cash Recovery in accordance with the terms of a commitment letter between the Participating Holders and AET (which commitment letter shall be in a form acceptable to the Participating Holders and AET) to be executed prior to the commencement of the solicitation.  The Noteholder claims purchased by the Participating Holders from the Small Noteholders shall receive the same treatment under the Plan as afforded to Noteholder claims held by the Large Noteholders.

Stockholder Recovery:

No recovery under the Plan; provided that the accepting Noteholder classes shall distribute to the Stockholders, on a ratable basis, up to $2,500,000 on the Effective Date, unless an Equity Committee is appointed in the Case, in which instance there shall be no recovery for the Stockholders.  The Plan shall acknowledge that the current equity value is zero and that the stockholders are not receiving any distribution under the Plan on account of their equity.

Dilution:	The New Common Stock will be subject to dilution from management stock options issued or issuable pursuant to the terms specified herein.

New Senior Notes:

•  $50,000,000 aggregate principal amount

•  Senior Unsecured Notes that will be subordinate in payment and priority only to the Exit Financing as the principal committed amount of such Exit Financing (i.e., $125,000,000) exists on the Effective Date (subject to certain permitted indebtedness exceptions that are acceptable to the Participating Holders and AET).

•  7-year term

•  12.00% interest which will be paid, at Reorganized AET’s option, in cash or in kind unless both of the following financial criteria are satisfied, in which case interest shall be paid in cash:

•  ratio of total debt to EBITDA for trailing twelve months of not more than 3.50x, and

•  minimum liquidity of $25,000,000 after giving effect to the interest payment on the New Senior Notes.

•  Call protection:

•  Year 1: no call

•  Year 2: 106.00%

•       Year 3: 103.00%

2

• Year 4: 101.00% • Years 5-7: 100.00% • Other terms and conditions as are acceptable to the Participating Holders and the Company.

Pro Forma Debt:	The reorganized Company will have up to a maximum of $175,000,000 of total debt on the Effective Date, comprised of an Exit Facility of up to $125,000,000 and the New Senior Notes.

I.                                         Prepackaged Plan of Reorganization

Separate Classification of Large Noteholders & Small Noteholders	The Large Noteholders and the Small Noteholders shall be separately classified.

Required Noteholder Approval:

After termination of the solicitation period and any applicable time periods in the Restructuring Agreement, upon the approval of a majority in number and 66 2/3% in amount of those voting in the Large Noteholders Class, the Case will be commenced.

The approval of the Small Noteholders Class shall not be required to commence the Case or to seek confirmation of the Plan.

Required Stockholder Approval:

The Stockholders shall not be solicited for votes accepting or rejecting the Plan; provided, however, that the Company may send informational materials to the Stockholders in the form and manner described in the Restructuring Agreement.

DIP Financing:

DIP Facility providing incremental liquidity of up to $20,000,000 to be provided by the existing prepetition lenders, upon terms and conditions agreed upon by the Participating Holders and the Company.

Exit Financing:	Exit Financing of up to $125,000,000 to be provided by the DIP Lender upon terms and conditions agreed upon by the Participating Holders and the Company.

Notes, Old Common Stock and Stock Options:

On the Effective Date, all Notes, Old Common Stock, stock options, warrants, or other rights exercisable into equity securities of the Company will be canceled.  Treatment of AET’s equity interest in Applied Extrusion Technologies (Canada), Inc. to be agreed upon by the Company and Participating Holders.

Other Unsecured Claims:	Customer and vendor contracts and holders of other unsecured claims will be unimpaired under the Plan; provided, however, that the

3

Company and the Participating Holders may agree to impair claims related to certain unexpired leases or contracts with entities other than customers or vendors.(2)

II.                                     Corporate Governance of the Company

Boards of Directors of Reorganized AET and Reorganized AET Canada:

The composition of the Board of Directors of Reorganized AET (the “Reorganized AET Board”) and Reorganized AET Canada (including, in each case, the number of directors) shall be determined by the Participating Holders.

Appointment of David N. Terhune as Chief Executive Officer :

On the Effective Date, David N. Terhune shall become the Chief Executive Officer of Reorganized AET.(3)  The terms of Amin J. Khoury’s retirement are as set forth in the separate side letter dated as of the date of the Restructuring Agreement.

Mr. Terhune’s current employment contract with AET shall be (i) amended and restated to reflect such terms and conditions as may be agreed upon by Mr. Terhune and the Participating Holders and (ii) assumed, in such amended and restated form, immediately prior to the confirmation hearing on the Plan.

Senior Management:	The composition of the senior management team of the Reorganized Company will be agreed upon by the Company and the Participating Holders.

Management Incentive Program:

On or within 30 days of the Effective Date, the Reorganized AET Board will establish a stock option program, representing a number of shares of New Common Stock equal to 3% of the New Common Stock issued and outstanding on the Effective Date.  Additionally, a number of shares of New Common Stock equal to 2% of the New Common Stock issued and outstanding on the Effective Date (but without taking into account the 3% reserved for stock options) will be held in reserve for such incentive program.

III.                                 Other Provisions

Other Terms:	The Plan will provide for other matters customary for prepackaged

(2)                                  Rejection damage claims arising from such impaired contracts and leases shall be placed in the same class as the “Other Unsecured Claims;” provided however, that the as a condition precedent to the effectiveness of the Plan, the allowed rejection damage claims shall not be greater than an amount to be agreed upon by the Company and the Participating Holders.

(3)                                  Mr. Terhune shall continue to serve as President of Reorganized AET; however, immediately prior to occurrence of the Effective Date, he shall resign from his position as Chief Operating Officer.

4

plans of reorganization, including, but not limited to, classification and treatment of claims, releases of the Company’s officers, directors and advisors, releases of the Participating Holders and their advisors, a stockholders’ agreement, restated charter and bylaws and other terms, in each case upon terms and conditions agreed upon by the Participating Holders and the Company.

5

EXHIBIT B

Assumption Agreement

The undersigned                         (the “Transferee”), as a condition precedent to becoming the beneficial holder or owner of  [                     ] dollars ($              ) in face amount of 10-3/4% Senior Notes due 2011 (such Senior Notes, the “Purchased Notes”) issued by Applied Extrusion Technologies, Inc. (“AET”), hereby agrees to become, with respect to the Purchased Notes (and only with respect to the Purchased Notes), bound by the obligations set forth in that certain Restructuring Agreement by and among AET, Applied Extrusion Technologies Canada, Inc., Applied Extrusion Technologies Limited and the Participating Holders, dated August [  ], 2004 (the “Agreement”); provided, however, that it shall not be bound by the terms of the Retirement Agreement (as that term is defined in the Agreement) for any purpose and shall not be deemed to be a party to the Retirement Agreement.  This Assumption Agreement shall take effect and shall become an integral part of the Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the obligations of the Agreement with respect to the Purchased Notes (and only with respect to the Purchased Notes) from and after the date set forth below; provided however, that the Transferee shall not be deemed to be a Participating Holder (as that term is defined in the Agreement) for any of the purposes specified therein and shall not be entitled to exercise any of the rights accorded to Participating Holders under the terms thereof .

IN WITNESS WHEREOF, this ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.

Dated:	, 2004.

Transferee:		Transferor:

[	]	[ ]

By:		Face Amount of Purchased Notes:
Name:		[$ ]
Title:

Contact Information for Notice:

[	]

SCHEDULE 1

DDJ Capital Management, LLC

Post Advisory Group, LLC

TCW Shared Opportunity Fund III, L.P.

TCW Shared Opportunity Fund IV, L.P.

TCW Shared Opportunity Fund IVB, L.P.

TCW/PCG Special Situation Partners, LLC

Xerion Partners I LLC

SCHEDULE 2

Barclays Bank PLC

Silver Point Capital L.P.

SCHEDULE 3

AET/UK Assets

Bank Account Number	Balance at 6/30/2004	Exch. Rate	Balance in USD
30118575	£5,000.00	1.8194	$9,097.00
30118583	£11,999.06	1.8194	$21,831.09
44760877	€5,387.23	1.1296	$6,085.42
67743866	$42.90		$42.90
83195233	$6,828.43		$6,828.43

			$43,884.83